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                                                                 EXHIBIT 23.1


                           CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of IMC Global Inc. for the registration of $350,000,000 Debt Securities, Debt Warrants, Series Preferred Stock, Common Stock, Common Stock Warrants and Currency Warrants and to the incorporation by reference therein of our report dated July 23, 1997, except for Note 22, as to which the date is September 5, 1997, with respect to the consolidated financial statements of IMC Global Inc. included in its Annual Report on Form 10-K for the year ended June 30, 1997, filed with the Securities and Exchange Commission.

                                       Ernst & Young LLP


Chicago, Illinois
December 3, 1997